                                                                   Exhibit 10.AA

                               February 10, 1999


Mr. J. R. Glaser
9642 Burning Bush Court
Cincinnati, Ohio  45241

Dear Rusty:

This will outline the offer of employment that we are extending you for a position with MEMC Electronic Materials, Inc. ("MEMC") at the Corporate Headquarters located at 501 Pearl Drive, City of O'Fallon. Your position will be Vice President, Sales reporting to Marcel Coinne. Your starting base salary will be $16,666.67 per month. Your appointment as Vice President is subject to approval by the MEMC Board of Directors.

You will also be eligible for participation in the MEMC Annual Incentive Plan at a target level of 45% of base pay. The Incentive Plan includes three components:
50% will be paid based on the achievement of a specified Company Net Income Before Tax level; 25% will be based upon achievement of your individual goals and the achievement of Key Performance Indicators for your department; and, 25% will be paid at the discretion of your management based upon your personal performance contribution. You will be eligible to participate beginning with the first full calendar quarter you are employed. The 1999 bonus payout, if any, will be made on or about March 15, 2000.

You will also be eligible to participate in the MEMC Long-Term Incentive Plan
(LTI) at a target level of 70% of the mid point of your grade. Your initial award, which will be effective on your hire date, is projected to be 5,800 options, if you begin employment on March 16, 1999.

Within thirty (30) days of your hire date, you will receive a signing bonus in the amount of $10,000.

You will also be eligible to participate in benefit plans that may be provided from time to time by MEMC. The initial benefit plans will include a pension plan, medical plans, a dental plan, group life insurance plans, and disability plans. You will be eligible to fully participate in the Retirement Savings Plan, a 401(k) plan, after one year of service with MEMC. A summary of the benefit programs is enclosed. For your information, we have included charts explaining the medical plan options. The cost of coverage is listed at the top.

MEMC also provides relocation assistance. An explanation of the relocation benefits available to you is also enclosed.

You will initially be granted four (4) weeks of vacation to be used during the period of April 1, 1999 through March 31, 2000. Each year thereafter, you will be granted vacation accrual in accordance with the MEMC vacation policy, at a level not less than four weeks.

This offer is contingent upon (i) your completion of an MEMC employment application and signing a standard employment agreement, which are enclosed;
(ii) successfully completing a drug screen and reference checks, forms for which are enclosed; and, (iii) your submission of documents sufficient for MEMC to verify that you have a right to work in the United States.

If you decide to accept this offer and all of the conditions are satisfied, your employment with MEMC will commence effective March 16, 1999. At that time we will need to see and copy your original birth certificate, Social Security card and driver's license, or alternative documentation acceptable to MEMC. Please indicate your acceptance by signing one of the original letters and returning it to me, along with your completed application form, Authorization and Release form, and the Disclosure form. Please call to schedule the drug screen.

As we discussed, we would appreciate your response by the end of the week. If you have any questions, don't hesitate to call me at (314) 279-5271.

Sincerely,

/s/ James W. Wick

James W. Wick
Corporate Vice President,
Human Resources


Agreed and accepted:

/s/ J. R. Glaser       02/11/99
-------------------------------
J. R. Glaser             Date


cc:  Marcel Coinne

Enclosures


                                    Page 2